TOWER BANCORP, INC.
                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON APRIL 2, 2003

TO THE SHAREHOLDERS OF TOWER BANCORP, INC.:

          Notice is hereby given that the Annual Meeting of Shareholders of Tower Bancorp, Inc. will be held at 1:30 p.m., prevailing time, on Wednesday April 2, 2003, at the Rescue Hose Company Special Events Center, 407 South Washington Street, Greencastle, Pennsylvania 17225, for the following purposes:

1. To elect two (2) Class A Directors to serve for a 3-year term and until their successors are elected;

2. To ratify the selection of Smith Elliott Kearns & Company, LLC, Certified Public Accountants, as the independent auditors for the Corporation for the year ending December 31, 2003; and

3. To transact any other business that may properly come before the Annual Meeting and any adjournment or postponement thereof.

         In accordance with the By-laws of the Corporation and action of the Board of Directors, only those shareholders of record at the close of business on February 14, 2003, will be entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

         A copy of the Corporation's Annual Report for the fiscal year ended December 31, 2002, is enclosed with this Notice. Copies of the Corporation's Annual Report for the 2002 fiscal year may be obtained by contacting
Franklin T. Klink, III, Treasurer, Tower Bancorp, Inc., P.O. Box 8,
Center Square, Greencastle, Pennsylvania 17225; (717) 597-2137.

         We urge you to mark, sign, date and promptly return your proxy in the enclosed envelope so that your shares may be voted in accordance with your wishes and in order that we may assure the presence of a quorum. The prompt return of your signed proxy, regardless of the number of shares you hold, will aid the Corporation in reducing the expense of additional proxy solicitation. Giving your proxy does not affect your right to vote in person if you attend the meeting and give written notice to the Secretary of the Corporation.

                                      By Order of the Board of Directors,


                                      /S/Jeff B. Shank
                                      ------------------------------------
                                      Jeff B. Shank, President

March 3, 2003


                                 TOWER BANCORP, INC.

                      PROXY STATEMENT FOR THE ANNUAL MEETING OF
                      SHAREHOLDERS TO BE HELD ON APRIL 2, 2003

                                      GENERAL

Introduction, Date, Time and Place of Annual Meeting
----------------------------------------------------

          The Board of Directors of the corporation furnishes this proxy statement for the solicitation of proxies to be voted at the Annual Meeting of Shareholders of the corporation to be held on Wednesday, April 2, 2003, at 1:30 p.m., prevailing time, at the Rescue Hose Company Special Events Center, 407 South Washington Street, Greencastle, Pennsylvania 17225, and at any adjournment or postponement of the meeting.

          The corporation's main office is located at Center Square, Greencastle, Pennsylvania 17225. The corporation's telephone number is
(717) 597-2137. The corporation has one wholly owned subsidiary, The First National Bank of Greencastle. All inquiries should be directed to Jeff B. Shank, President of the corporation and the bank.

Solicitation and Voting of Proxies
----------------------------------

          We are sending this proxy statement and the enclosed form of proxy to shareholders of the corporation on or about March 3, 2003. Proxyholders will vote shares represented by proxies on the accompanying proxy, if properly signed and returned, in accordance with the specifications made on the proxies by the shareholders. Any proxy not specifying to the contrary will be voted:

     * For the election of the nominees for directors named below;

     * For the ratification of the selection of Smith Elliott Kearns & Company, LLC as the independent auditors for the corporation for the year ending December 31, 2003; and

     * For the transaction of any other business that may properly come before the annual meeting and any adjournment or postponement of the meeting.


Execution and return of the enclosed proxy will not affect a shareholder's right to attend the annual meeting and vote in person, after giving written notice to the Secretary of the corporation. A shareholder who returns a proxy may revoke it at any time before it is voted by delivering written notice of revocation to John H. McDowell, Sr., Secretary of Tower Bancorp, Inc., P.O. Box 8, Greencastle, Pennsylvania 17225.

          The corporation will bear the cost of preparing, assembling, printing, mailing and soliciting proxies, and any additional material that the corporation may furnish shareholders in connection with the annual meeting In addition to the use of the mails, certain directors, officers, and employees of the corporation and of the bank may solicit proxies personally, by telephone, telegraph and telecopier. The corporation will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of stock held of record by the persons. Upon request, the corporation will reimburse them for their reasonable forwarding expenses.


Revocability of Proxy
---------------------

          A shareholder who returns a proxy may revoke the proxy at any time before it is voted only:

     * By giving written notice of revocation to John H. McDowell, Sr., Secretary of Tower Bancorp, Inc., P.O. Box 8, Greencastle,
       Pennsylvania 17225;

     * By executing a later-dated proxy and giving written notice thereof to the Secretary of the corporation; or

     * By voting in person after giving written notice to the Secretary of the corporation.

Record Date, Voting Securities, and Quorum
------------------------------------------

          At the close of business on February 14, 2003, the corporation had 1,731,306 shares of common stock outstanding, the only issued and outstanding class of stock. The record date for the annual meeting is February 14, 2003. Only holders of common stock of record at the close of business on February 14, 2003, are entitled to notice of and to vote at the annual meeting. The corporation is also authorized to issue 500,000 shares of preferred stock, none of which have been issued. On all matters to come before the annual meeting, each share of common stock is entitled to one vote. Cumulative voting rights do not exist with respect to the election of directors.

          Pennsylvania law and the By-laws of the corporation require the presence of a quorum for each matter to be acted upon at the annual meeting. The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast constitutes a quorum for the transaction of business at the annual meeting. Votes withheld and abstentions will be counted in determining the presence of a quorum. Broker non-votes will not be counted in determining the presence of a quorum for the particular matter as to which the broker withheld authority.

          Assuming the presence of quorum, the two nominees for director receiving the highest number of votes cast by shareholders entitled to vote for the election of directors shall be elected. Votes withheld from a nominee and broker non-votes will not be cast for the nominee.

          Assuming the presence of a quorum, the affirmative vote of a majority of the votes cast by all shareholders entitled to vote at the meeting is required for ratification of the selection of the independent auditors. Abstentions and broker non-votes are not deemed to constitute "votes cast" and, therefore, do not count either for or against ratification. Abstentions and broker non-votes, however, have the practical effect of reducing the number of affirmative votes required to achieve a majority for each matter by reducing the total number of shares voted from which the required majority is calculated.


           PRINCIPAL BENEFICIAL OWNERS OF THE CORPORATION'S STOCK

Beneficial Ownership by Officers, Directors, and Nominees
---------------------------------------------------------

          The following table sets forth, as of February 14, 2003, and from information supplied by the respective persons, the amount and the percentage, if over 1%, of the common stock of the corporation beneficially owned by each director, each nominee for director and all officers and directors of the corporation as a group. Unless otherwise noted shares are held directly by the respective individual. The shares beneficially owned reflect stock dividends paid by the corporation.


          The securities "Beneficially Owned" by an individual are determined in accordance with the definitions of "Beneficial Ownership" set forth in the general rules and regulations of the Securities and Exchange Commission and may include securities owned by or for the individuals' spouse and minor children and any other relative who has the same home, as well as securities to which the individual has or shares voting or investment power or has the right to acquire beneficial ownership within 60 days after February 14, 2003.
Beneficial ownership may be disclaimed as to certain of the securities.

Name of Individual or                  Amount and Nature of
Identity of Group                      Beneficial Ownership             Percent of Class (8)
---------------------                  --------------------             --------------------

Class A Directors and Nominees
------------------------------
(to serve until 2006)
Mark E. Gayman                              2,064 (1)                            --
James H. Craig, Jr.                         9,229 (2)                            --

Class B Directors
-----------------
(to serve until 2004)
Jeff B. Shank                              22,669 (3)                          1.29%
Frederic M. Frederick                       1,712 (4)                            --
Lois E. Easton                             10,359 (5)                            --

Class C Directors
-----------------
(to serve until 2005)
Kermit G. Hicks                            32,158 (6)                          1.83%
Robert L. Pensinger                        10,877 (7)                            --

All Officers, Directors and
Nominees as a Group (10 persons)          117,181                              6.67%

Note: Director Harold Gayman retired December 31, 2002, therefore his shareholdings are not reflected in this table.
______________________

(1) Includes 434 shares held by Mr. Gayman's spouse and 332 shares held by each of his two children.

(2)  Shares and percent include 5,017 shares subject to vested options.


(3) Includes 12,345 shares held jointly with his spouse, 111 shares held by each of his two children and 9,272 shares held by the ESOP that are allocated to Mr. Shank's account and over which he exercises investment control. Shares and percent include 698 shares subject to vested options.

(4) Includes 1,412 shares held jointly with his spouse and 100 shares held by each of his three children.

(5) Includes 310 shares held by Ms. Easton's spouse. Shares and percent include 5,017 shares subject to vested options.

(6) Includes 8,252 shares held by Mr. Hicks' spouse and 792 shares held in the Hicks Chevrolet, Inc. Profit Sharing Plan. Shares and percent include 5,017 shares subject to vested options.

(7) Includes 1,398 shares held jointly with Mr. Pensinger's spouse and 218 shares held by Mr. Pensinger's spouse. Shares and percent include 5,017 shares subject to vested options.

(8) The percent of class assumes all outstanding options issued to the directors and officers have been exercised and, therefore, on a pro forma basis, 1,755,894 shares of Common Stock outstanding.


                            ELECTION OF DIRECTORS

          Shareholders will elect two (2) Class A Directors at the annual meeting. The nominees for Class A Directors are James H. Craig, Jr. and
Mark E. Gayman. The directors will serve for a 3-year term and until their successors are elected. Unless otherwise instructed, the proxyholders will vote the proxies received by them for the election of the nominees. If the nominees should become unavailable for any reason, proxyholders will vote proxies in favor of substitute nominees, as the Board of Directors of the corporation shall determine. The Board of Directors has no reason to believe the nominees will be unable to serve if elected. Any vacancy occurring on the Board of Directors of the corporation, for any reason, may be filled by a majority of the directors then in office until the expiration of term of the vacancy.

          In addition, there is no cumulative voting for the election of directors. Each share of common stock is entitled to cast one vote for each nominee. For example, if a shareholder owns ten shares of common stock, he or she may cast up to ten votes for each of the two directors in the Class to be elected.


         INFORMATION AS TO NOMINEES, DIRECTORS AND EXECUTIVE OFFICERS

          The following table contains certain information, as of February 14, 2003, with respect to current directors, nominees for director and certain officers of the corporation.


                                 Principal Occupation for Past Five
                                  Years and Position Held with the            Director Since
 Name                 Age            Corporation and the Bank                   Corp/Bank
 ----                 ---        ----------------------------------           --------------

Class A Directors - Terms Expire 2003 and Nominees for Class A Directors
------------------------------------------------------------------------

Mark E. Gayman         50              Owner - Gaymere Farms                     2003/2003

James H. Craig, Jr.    69                 Retired Dentist                        1990/1990


Class B Directors - Terms Expire 2004
-------------------------------------

Jeff B. Shank          47                 President of the
                                       Corporation and the Bank                  1992/1992

Frederic M. Frederick  46            Partner - Frederick, Seibert &
                                          Associates, Inc.                       2002/2002

Lois E. Easton         67             Retired Marketing Manager
                                            of the Bank                          1996/1996


Class C Directors - Terms Expire 2005
-------------------------------------

Kermit G. Hicks        67               Chairman of the Board,
                                         Hicks Chevrolet, Inc.                   1983/1969

Robert L. Pensinger    69              Retired Insurance Agent
                                           for State Farm                        1987/1987


          Every member of the corporation's Board of Directors is a member of each committee of the bank, except the Audit Committee. The directors of the corporation are also directors of the bank. Committee members receive no fee for attendance at committee meetings. To date, none of the committees have designated a Chairman.

Asset/Liability Committee of the Bank:
-------------------------------------
This committee reviews the investment portfolio of the bank and the budget, and oversees implementation of budget guidelines and expenditures. The committee meets quarterly.

Loan Committee of the Bank:
--------------------------
This committee reviews lines of credit and substandard loans and makes recommendations to the Board of Directors with respect thereto. The committee meets monthly.

Executive Committee of the Bank:
-------------------------------
This committee consists of the Chairman, Vice-Chairman, President, Chief Executive Officer and Executive Vice President of the bank. This committee meets when necessary, at the request of the Chairman, Vice-Chairman or President of the bank to discuss and prepare recommendations on various business matters prior to the regular Board of Directors meeting.


Audit Committee of the Bank:
---------------------------
The Audit Committee, of which all the members of the Board of Directors are members except Mr. Shank, held (5) meetings during fiscal year 2002. The members of the Audit Committee are all independent. The Audit Committee oversees the accounting and tax functions of the corporation, recommends to the Board the engagement of independent auditors for the year, reviews with management and the auditors the plan and scope of the audit engagement, reviews the annual financial statements of the Company and any recommended changes or modifications to control procedures and accounting practices and policies, and monitors with management and the auditors the Company's system of internal controls and its accounting and reporting practices. The Audit Committee has not adopted a charter.

          During 2002, the directors of the corporation held 10 meetings and the directors of the bank held 52 meetings. Each of the directors attended at least 75% of the combined total number of meetings of the Boards of Directors and of the committees.

          The corporation does not have a standing nomination or compensation committee. A shareholder who desires to propose an individual for consideration by the Board of Directors as a nominee for director should submit a proposal in writing to the President of the corporation in accordance with Section 10.1 of the corporation's by-laws. Any shareholder who intends to nominate any candidate for election to the Board of Directors must notify the Secretary of the corporation in writing not less than 45 days prior to the date of any meeting of shareholders called for the election of directors.


                             EXECUTIVE COMPENSATION

          The table below reflects information concerning the annual compensation for services in all capacities to the corporation for the fiscal years ended December 31, 2002, 2001 and 2000 of those persons who were, as of December 31, 2002:


          *  the Chief Executive Officer, and
          * the (4) other most highly compensated Executive Officers of the Corporation to the extent that the persons total annual salary and bonus exceeded $100,000.


                            SUMMARY COMPENSATION TABLE

                                    Annual Compensation                 Long-Term Compensation

                                                                         Awards         Payouts
       (a)            (b)       (c)       (d)        (e)             (f)          (g)      (h)        (i)
                                                    Other          Restricted    Options             All Other
Name and                      Salary    Bonus      Annual            Stock       SARs    Payouts  Compensation
Principal Position    Year      ($)       ($)    Compensation     Awards ($)    (#)(1)     ($)      ($)(1)(2)
------------------    ----     ------    -----   ------------    ------------  --------  -------  ------------
Jeff B. Shank         2002    130,400   13,906          --            --          720      --          695,920
President/CEO         2001    114,000    9,734       9,800            --          859      --           32,349
                      2000    110,000    5,685       9,800            --          650      --           30,543

John H. McDowell, Sr. 2002     91,500   10,283          --            --          432      --           25,909
Executive Vice        2001     88,000    7,110          --            --          515      --           22,681
President             2000     85,400    4,183          --            --          325      --           20,193


(1) Includes ESOP, profit sharing, pension plan contributions, deferred salary, and earnings on deferred salary.

(2) Includes premiums paid by the bank in 2002 for a supplemental executive retirement plan of $652,000 on behalf of Mr. Shank.


Options Grants and Fiscal Year-End Values
-----------------------------------------

       The following table shows all grants in 2002 of stock options to the Executive Officers named in the summary compensation table above, adjusted to reflect stock dividends.


                    OPTION/SAR GRANTS IN LAST FISCAL YEAR

                    Number of Securities
                       Underlying            % of Total Options/SARs
                      Options/SARs              Granted to Employees       Exercise or      Expiration      Grant
Date
     Name            Granted (#)(1)                In Fiscal Year        Base Price ($/Sh)     Date       Present
Value ($)
     ----           --------------------     -----------------------     -----------------  ----------    --------
-
--------

Jeff B. Shank
President and CEO         720                          50%                    $ 1/sh           None           $
16,956

John H. McDowell, Sr.
Executive Vice President  432                          30%                    $ 1/sh           None           $
10,174

(1) All options were granted on January 9, 2002, and became exercisable on the same day with no vesting schedule or expiration date.



                  AGGREGATED OPTION/SAR EXERCISED IN LAST FISCAL YEAR
                             AND FY-END OPTION/SAR VALUES

                                                     Number of Securities              Value of Unexercised
                         Shares                     Underlying Unexercised         In-the-Money Option/SARs at
                        Acquired       Value      Options/SARs at FY-End (#)               FY End ($)
                      On Exercise    Realized
        Name              (#)           ($)       Exercisable/Unexercisable         Exercisable/Unexercisable
        ----          ------------   --------   ----------------------------       ---------------------------

Jeff B. Shank
President/CEO             720        $ 16,972               0/0                               0/0

John H. McDowell, Sr.
Executive Vice President  432        $ 10,194               0/0                               0/0


Profit Sharing Plan
-------------------

          The bank maintains a profit-sharing plan that generally covers all employees who have completed 1 year of service and attained the age of 20. Contributions to the plan are based on bank performance as a percentage of assets and are computed as a percentage of the participant's total earnings The payment of benefits to participants is made at death, disability, termination, or retirement. Contributions to the plan for all employees charged to operations during 2002 amounted to $108,103.

Employee Stock Ownership Plan
-----------------------------

          The Bank maintains an Employee Stock Ownership Plan that generally covers all employees who have completed 1 year of service and attained the age of 20. Contributions to the plan are based on bank performance as a percentage of assets and are computed as a percentage of the participants' total earnings. The payment of benefits to participants is made at death, disability, termination or retirement. Contributions to the plan for all employees charged to operations during 2002 amounted to $108,328.

Cash Bonus Plan
---------------

          In addition to contributions to Employee Stock Ownership Plan and the Profit Sharing Plan, the bank desires to return a portion of its profit to its employees in the form of a quarterly cash bonus. To be eligible, an employee must work 2 full quarters, work at least 250 hours, and be employed on the last day of the quarter. After meeting this criteria, employees will receive any applicable bonus for the last quarter they worked. The bank uses ROE (Return on Equity) to measure profitability. ROE is a percentage derived from a calculation by which the bank's net income is divided by the bank's equity.
If the bank exceeds 12% ROE at the end of any quarter, a cash bonus is paid to each eligible employee.

          The quarterly earnings of any eligible employee will be used for the calculation of the cash bonus. Cash bonuses are considered compensation for tax purposes and are taxed accordingly. All full-time and part-time employees of the bank are eligible for the cash bonus. The plan was established in 2000. The bank paid $157,342 during 2002 pursuant to the terms of the plan.

Insurance
---------

          The bank maintains an executive supplemental insurance plan for certain key executives designated by the executive committee of the Board.
This plan provides payments after retirement, which supplement the bank's pension plan and provides certain life insurance benefits. The deferred payments will be paid from the general funds of the bank; however, the bank purchases and is the beneficiary of insurance on the lives of participants, the proceeds of which are used to help recover the net after-tax cost of the benefits and insurance premiums paid. Premiums may also be offset by borrowing against the cash values of the insurance policies. At December 31, 2002, these policies had a net accumulated cash value of $562,526. The cost of the insurance premiums in 2002 was $36,285.


Supplemental Executive Retirement Plan Agreement
------------------------------------------------

          In 2002, the corporation implemented a Supplemental Executive Retirement Plan ("SERP") covering Jeff B. Shank. The SERP provides for salary continuation in certain circumstances.

          If a change of control occurs or Mr. Shank terminates his employment on or after the retirement age of 65, the bank will pay Mr. Shank $75,000 per year. The benefit will be paid monthly, commencing on the first day of the month following Mr. Shank's 65th birthday and continuing for 20 years.

          If no change in control has occurred and Mr. Shank's employment is terminated before the retirement age of 65 due to voluntary termination by Mr. Shank; non-renewal of his employment agreement; or for reasons other than cause, the bank pays Mr. Shank an accrued amount of benefit, as of the date of termination. This benefit is paid monthly, commencing on the first day of the month following Mr. Shank's 65th birthday and continuing for 20 years.

          If Mr. Shank dies while he is actively employed at the bank and before reaching age 65, his beneficiary receives a scheduled death benefit that depends on the plan year in which Mr. Shank dies. If Mr. Shank dies after reaching age 65 or following a change of control, but before receiving any lifetime benefits, his beneficiary receives a designated death benefit. If he has received lifetime benefits, his estate or beneficiary will continue to receive lifetime benefits.

          If the bank terminates Mr. Shank's employment for cause, he forfeits the benefits provided under the SERP. In addition, if Mr. Shank violates the restrictive covenant contained in the SERP, he forfeits his right to any further benefits under the SERP.

Compensation of Directors
-------------------------

          During 2002, the bank's Board of Directors held 52 meetings. Directors receive $200 for each meeting they attend. Each director is permitted 4 absences each year, and will not receive the $200 meeting fee for any meeting missed in excess of 4 meetings per year. In addition, each director receives a fee of $2,000 per year, payable in installments of $500 each quarter. The Chairman of the Board receives $1,250 per quarter. Other than the supplemental insurance plan described below, there are no other special arrangements with any directors. In 2002, the Board of Directors of the bank received $66,100, in the aggregate, for all Board of Directors meetings attended and all fees paid.

          The bank maintains a supplemental insurance plan for directors pursuant to which a director may elect to defer receipt of a portion of fees for Board Meetings for at least 4 years or until he reaches age 65, whichever is later. An amount equal to fees waived in addition to interest at an annual rate of 10% per year will be paid to each participating director or his designated beneficiary during a period of 10 years after the director reaches age 65. Fees and interest paid by the bank will be recovered through insurance policies on the lives of participating directors. Funds from the deferred fees of a participating director will be used to reimburse the bank for the costs of the premium for the insurance policies. The cost of the insurance premiums in 2002 was $20,452.


Pension Plan
------------
          The bank maintains a non-contributory money purchase pension plan with employer contributions based upon a fixed formula of salary. Currently, the plan provides a base contribution of 3% of pay for all eligible participants with an additional 3% of pay based upon a social security integrated formula. Once contributions are determined, they are placed into a pension trust and accumulated for each participant with investment earnings each year. The ultimate benefit payable to each employee under this pension plan is the total account balance of the employee at their respective retirement date. The normal retirement date for employees is the later of the participant's sixty-fifth birthday, or the fifth anniversary of the participant joining the plan. An employee must be at least twenty years of age and have one full year of service to become a plan participant. Full vesting in accumulated plan benefits occurs at the end of five years of service; there is no partial vesting. For the 2002 plan year, the estimated employer contribution for all plan participants was $66,644.

                BOARD OF DIRECTORS REPORT ON EXECUTIVE COMPENSATION

          The Board of Directors of the corporation is responsible for the governance of the corporation and the bank. In fulfilling its fiduciary duties, the Board of Directors acts in the best interests of the corporation's shareholders, customers and the communities served by the corporation and the bank. To accomplish the strategic goals and objectives of the corporation, the Board of Directors engages competent persons who undertake to accomplish these objectives with integrity and in a cost-effective manner. The compensation of these individuals is part of the Board of Directors' fulfillment of its duties to accomplish the corporation's strategic mission. The bank provides compensation to the employees of the corporation and the bank.

          The fundamental philosophy of the corporation's and the bank's compensation program is to offer competitive compensation opportunities for all employees based on the individual's contribution and personal performance. The objectives of the compensation program are to establish a fair compensation policy to govern executive officers' base salaries and incentive plans to attract and motivate competent, educated, and ambitious managers whose efforts will enhance the products and services of the corporation, the results of which will be improved profitability, increased dividends to our shareholders and subsequent appreciation in the market value of our shares.

      	   Annually, the Board of Directors reviews and approves the compensation of the corporation's and the bank's top executives. As a guideline for review in determining base salaries, the committee uses, among other things, information set forth in L.R. Webber Salary Survey.
The Performance Chart uses a different Peer Group, including only Pennsylvania bank holding companies not quoted on the NASDAQ because of common industry issues and competition for the same executive talent group.

Chief Executive Officer
-----------------------

          The Board of Directors has determined that the Chief Executive Officer's 2002 compensation of $130,400 and a 5.3% increase in aggregate Chief Executive Officer compensation over the 2001 fiscal year is appropriate. There is no direct correlation between the Chief Executive Officer's compensation, the Chief Executive Officer's increase in compensation and any of the above criteria, nor is there any weight given by the Board of Directors to any of the above specific individual criterion. The increase in the Chief Executive Officer's compensation is based on the committee's subjective determination after review of all information, including the above, that it deems relevant.


Executive Officers
------------------

          The Board of Directors has established that the compensation of the corporation's and the bank's executive officers increased by 6.3% over 2001 compensation of $329,500. Compensation increases were determined by the committee based on its subjective analysis of the individual's contribution to the corporation's strategic goals and objectives. In determining whether strategic goals have been achieved, the Board of Directors considers among numerous factors the corporation's performance as measured by earnings, revenues, return on assets, return on equity, market share, total assets and non-performing loans. Although the performance and increases in compensation were measured in light of these factors, there is no direct correlation between any specific criterion and the employees compensation, nor is there any specific weight provided to any such criteria in the committee's analysis.
The determination by the committee is subjective after review of all information, including the above, it deems relevant.

          In addition to base salary, executive officers of the corporation and the bank may participate currently in the Profit Sharing Plan, Cash Bonus Plan and the Employee Stock Ownership Plan.

          Total compensation opportunities available to the employees of the bank are influenced by general labor market conditions, the specific responsibilities of the individual, and the individual's contributions to the corporation's success. The corporation reviews individuals annually on a calendar year basis. The bank strives to offer compensation that is competitive with that offered by employers of comparable size in our industry. Through these compensation policies, the corporation strives to meet its strategic goals and objectives to its constituencies and provide compensation that is fair and meaningful to its employees.

  James H. Craig, Jr.          Lois E. Easton          Frederic M. Frederick
  Mark E. Gayman               Kermit G. Hicks         Robert L. Pensinger
                               Jeff B. Shank

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          Jeff B. Shank, President and Chief Executive Officer of the corporation, is a member of the Board of Directors. Mr. Shank makes recommendations to the Board of Directors regarding compensation for employees Mr. Shank does not participate in conducting his own review. The entire Board of Directors votes to establish the corporation's compensation policies.


                            AUDIT COMMITTEE REPORT

          The Audit Committee, in fulfilling its oversight responsibilities regarding the audit process:

     * Reviewed and discussed the fiscal year 2002 audited financial statements with management;

     * Discussed with the independent auditors, Smith Elliott Kearns & Company, LLC, the matters required to be discussed by Statement on Accounting Standards No. 61 (Codification of Statements on Auditing Standards,
       AU 380, as amended or supplemented; and

     * Reviewed the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees, as modified or supplemented), and discussed with the independent auditors any relationships that may impact their objectivity and independence.

          Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2002, be included in the Company's Annual Report on Form 10-K and filed with the Securities and Exchange Commission.

          The aggregate fees billed by Smith Elliott Kearns & Company, LLC for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2002 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-K for that fiscal year were $27,959. No services were rendered for consultations regarding information systems design or implementation. Other fees billed by Smith Elliott Kearns & Company, LLC which related to other attest functions, tax issues and other SEC filings aggregated $57,055.

          The foregoing report has been furnished by the current members of the Audit Committee.

                           Members of the Audit Committee:

  James H. Craig, Jr.           Lois E. Easton          Frederic M. Frederick
  Mark E. Gayman                Kermit G. Hicks         Robert L. Pensinger



                        SHAREHOLDER RETURN PERFORMANCE GRAPH

          A line graph is set forth below. The graph compares the yearly change in the cumulative total shareholder return on the corporation's common stock against the cumulative total return of the S&P 500 Stock Index and the Peer Group Index for the period of five fiscal years commencing January 1, 1997 and ended December 31, 2002. The shareholder return shown on the graph below is not necessarily indicative of future performance.

                            Tower Bancorp Incorporated

                                  Period Ending
                                  -------------------------------------------------------------------
-
Index                             12/31/97    12/31/98    12/31/99    12/31/00    12/31/01
12/31/02
-----------------------------------------------------------------------------------------------------
-
Tower Bancorp Incorporated         100.00      144.65      110.63       92.02      118.93      150.50
S&P 500                            100.00      128.55      155.60      141.42      124.63       96.95
Mid-Atlantic Custom Peer Group*    100.00      110.71       96.37       85.44      104.28      132.79

* Mid-Atlantic Custom Peer Group consists of Mid-Atlantic commercial banks with assets less than $1B.


                               CERTAIN TRANSACTIONS

          With the exceptions noted below, there have been no material transactions between the corporation and the bank, nor any material transactions proposed, with any director or executive officer of the corporation and the bank, or any associate or any of the foregoing persons. The corporation and the bank have had and intend to continue to have banking and financial transactions in the ordinary course of business with directors and executive officers of the corporation and the bank and their associates on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers. Total loans outstanding from the bank at December 31, 2002, to the corporation's and bank's officers and directors as a group and members of their immediate families and companies in which they had an ownership interest of 10% or more was $2,578,000 or approximately 8% of total equity capital. These loans do not involve more than the normal risk of collectibility or present other unfavorable features.

Change of Control Agreements
----------------------------

          In 2002, the corporation and the bank entered into a Change of Control Agreement with Jeff B. Shank, President and Chief Executive Officer of the corporation and of the bank. The agreement provides certain benefits to Mr. Shank in the event of a change of control, as more fully described below.

          In the event that the corporation and the bank undergo a change of control, as defined, Mr. Shank's agreement provides that it shall automatically become an employment agreement, binding on any acquirer of the corporation and the bank. Once triggered by a change of control, the agreement has a 3-year term from the date of the change in control and provides for an automatic renewal for an additional 12-month period annually, unless terminated as provided in the agreement. The agreement provides that Mr. Shank continue his duties as President and Chief Executive Officer of the corporation and of the bank and remain a member of the respective Boards of Directors. The agreement restricts Mr. Shank's ability to gain other employment during the term of the agreement.

          The agreement provides that, immediately following the change of control, Mr. Shank is entitled to an annual direct salary of at least the median salary for peer group financial institutions, as set forth in L.R. Webber Associates, Inc. Annual Salary Survey for the calendar year immediately preceding the change of control. In no event, shall Mr. Shank's salary, pursuant to the agreement, be less than his actual salary for the calendar year during which the change in control occurred. Mr. Shank's annual direct salary after the change of control is subject to annual review, but, in no event, may the salary be reduced below the initial direct salary level set forth in the agreement. The agreement also provides that Mr. Shank is eligible to receive periodic bonuses at the discretion of the respective Boards of Directors of the corporation and of the bank, all in accordance with the bonus programs in place immediately prior to the change in control. The agreement also provides that Mr. Shank is entitled to director's fees and certain fringe benefits, vacation, reimbursement of business expenses and perquisites.

          If, following a change of control, Mr. Shank is discharged or resigns for good reason, as defined in the agreement, he is entitled to a lump sum payment equal to 2.99 times his base amount, as defined in the agreement, plus certain benefits.

          In 1998, the corporation and the bank entered into a Change of Control Agreement with John H. McDowell, Sr., Executive Vice President and Secretary of the corporation and of the bank. The Agreement provides certain benefits to Mr. McDowell in the event of a change of control, as more fully described below.


          In the event the corporation or the bank undergo a change of control, as defined, Mr. McDowell's Agreement provides that certain severance benefits will be paid to the executive. The benefits were granted in order to recognize the executive's past and present service and to provide incentive for his continued valued service. The Agreement continues until either party gives the other written notice of termination of employment with, or without cause. The Agreement is not intended to affect Mr. McDowell's employment status in the absence of a change of control. In the event of a change of control, the executive is entitled to receive payment, in 24 equal monthly installments, of two times his current annual direct salary.

                       PRINCIPAL OFFICERS OF THE CORPORATION

          The following table sets forth selected information, as of February 14, 2003, about the principal officers of the corporation, each of whom is elected by the Board of Directors and each of whom holds office at the discretion of the Board of Directors.

                                            Bank Employee    Number of Shares       Age as of
     Name And Office Held     Held Since       Since        Beneficially Owned    Feb. 14, 2003
     --------------------     ----------    -------------   ------------------    -------------
Kermit G. Hicks
Chairman of the Board           1983            (1)               32,158               67

Jeff B. Shank
President and Chief
   Executive Officer            1991           1976               22,669               47

John H. McDowell Sr.
Executive Vice
   President/Secretary          1986           1977               12,082               53

Donald G. Kunkle
Vice President                  1990           1987               14,718               53

Franklin T. Klink, III
Vice President/Treasurer        2001           2001                1,313               47

(1) Mr. Hicks is not an employee of the bank.


          With the exception of Mr. Klink, each of the principal officers of the corporation has been employed as an officer or employee of the bank for more than 5 years. Mr. Klink was employed as a Senior Vice President and Controller for Citizens National Bank of Southern Pennsylvania for more than 5 years and was hired by the corporation in June of 2001 to assume the duties of Chief Financial Officer.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Section 16(a) of the Securities Exchange Act of 1934 requires the corporation's officers and directors, and persons who own more than 10% of the registered class of the corporation's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors, and greater than 10% shareholders are required by SEC regulation to furnish the corporation with copies of all
Section 16(a) forms they file.

          The corporation believes that during the period January 1, 2002 through December 31, 2002, it's officers and directors were in compliance with all filing requirements applicable to them except that Messrs. Shank, McDowell, and Kunkle each filed four transactions late and Mr. Klink filed one transaction late for shares purchased by the ESOP plan.




                               LEGAL PROCEEDINGS

          In the opinion of the corporation's management, there are no proceedings pending to which the corporation and the bank are a party or to which its property is subject, which, if determined adversely to the corporation and the bank, would be material in relation to the corporation's and the bank's financial condition. There are no proceedings pending other than ordinary routine litigation incident to the business of the corporation and the bank. In addition, no material proceedings are pending or are known to be threatened or contemplated against the corporation and the bank by government authorities.

                 RATIFICATION OF INDEPENDENT PUBLIC AUDITORS

          Unless instructed to the contrary, the proxyholders intend to vote The proxies for the ratification of the selection of Smith Elliott Kearns & Company, LLC as the corporation's independent auditors for its 2003 fiscal year. Smith Elliott Kearns & Company, LLC has advised the corporation that none of its members have any financial interest in the corporation. Ratification of Smith Elliott Kearns & Company, LLC will require the affirmative vote of a majority of the shares of common stock represented in person or by proxy at the meeting. Smith Elliott Kearns & Company, LLC served as the corporation's independent public accountants for the 2002 fiscal year. In addition to performing customary audit services, Smith Elliott Kearns & Company, LLC assisted the corporation and the bank with the preparation of their federal and state tax returns, and provided assistance in connection with regulatory matters, charging the corporation for such services at its customary hourly billing rates. These non-audit services were approved by the Board of Directors prior to the rendering of such services after due consideration of the effect of the performance thereof on the independence of the accountants. The corporation's Board of Directors approved these services and reviewed the nature and expense associated with the services.
The Board concluded that there was no effect on the independence of the accountants.

          In the event that the shareholders do not ratify the selection of Smith Elliott Kearns & Company, LLC as the corporation's independent auditors for the 2003 fiscal year, another accounting firm may be chosen to provide independent audit services for the 2003 fiscal year. The Board of Directors recommends that the shareholders vote FOR the ratification of the selection of Smith Elliott Kearns & Company, LLC as the independent auditors for the corporation for the year ending December 31, 2003.

                                    ANNUAL REPORT

          The corporation encloses a copy of the corporation's Annual Report for its fiscal year ended December 31, 2002, with this proxy statement. A representative of Smith Elliott Kearns & Company, LLC, the accounting firm that examined the financial statements in the annual report, will attend the annual meeting. The representative of Smith Elliott Kearns & Company, LLC will have the opportunity to make a statement, if he desires to do so, and will be available to respond to any appropriate questions presented by shareholders at the meeting.


                            SHAREHOLDER PROPOSALS

          Any shareholder who, in accordance with and subject to the provisions of the proxy rules of the Securities and Exchange Commission, wishes to submit a proposal for inclusion in the corporation's proxy statement for its 2003 Annual Meeting of Shareholders must deliver the proposal in writing to the president of Tower Bancorp, Inc. principal executive offices at Center Square, Greencastle, Pennsylvania, not later than Tuesday, November 4, 2003.

                                OTHER MATTERS

          The Board of Directors does not know of any matters to be presented for consideration other than the matters described in the accompanying Notice of Annual Meeting of Shareholders, but if any matters are properly presented, the proxyholders intend to vote on such matters in accordance with their best judgment.

                            ADDITIONAL INFORMATION

          Upon written request of any shareholder, a copy of the corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, including the financial statements and the schedules thereto, required to be filed with the SEC pursuant to rule 13a-1 under the Securities Exchange Act of 1934, may be obtained, without charge, from Franklin T. Klink, III, Treasurer, Tower Bancorp, Inc., P.O. Box 8, Center Square, Greencastle, Pennsylvania 17225.